                                                                      EXHIBIT 99


News Release - April 3, 2000
Nasdaq: SMTR
Email: public relations@smartire.com
Tel: 800-982-2001 / 604-276-9884


                 SMARTIRE RESTRUCTURES GLOBAL ENGINEERING GROUP


RICHMOND, BRITISH COLUMBIA, April 3, 2000 - SmarTire Systems Inc. (Nasdaq: SMTR) announces a restructuring of its global engineering and product development resources in order to accelerate programs, further advancing its position as the market leader in wireless tire monitoring.

To streamline efficiency and respond to the escalating demand for SmarTire's technologically advanced products in Europe, the North American engineering and product development teams will be consolidated at its Canadian head office in Richmond, British Columbia. Additional resources will be added to SmarTire's European operations to support strategic alliances including Transense Technologies plc.

The Board of Directors reports that in the restructuring, Robert Rudman will re-assume his position as President and Chief Executive Officer of SmarTire Systems Inc. and become President of SmarTire USA Inc. with Kevin Carlson extending his role as Chief Financial Officer to include General Manager of SmarTire Systems Inc. Mark Desmarais, who has held the position of President of SmarTire Systems and SmarTire USA from the Bourne, Massachusetts office is leaving the Company effective March 31st to pursue other interests.

SmarTire Systems Inc. is an emerging technology company that develops and markets proprietary tire monitoring systems for the North American and European transportation industry. Through their strategic alliance, SmarTire and TRW Inc. are committed to providing superior tire monitoring systems for both aftermarket and original equipment applications. Additional information is available at www.smartire.com.



Robert V. Rudman, CA
President and Chief Executive Officer, SmarTire Systems Inc.


Except for this historical information contained herein, this news release contains forward looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect the Company's customers. Actual results and developments may therefore differ materially from those described in this release.


                                       4